Exhibit 99.1

AnchorBank, fsb Agrees to Consent Order
with the Office of Thrift Supervision

MADISON, WI - - 9/17/04 - -  Anchor BanCorp Wisconsin, Inc. (NASDAQ: ABCW) announced that its wholly-owned subsidiary, AnchorBank, fsb (the “Bank”) reached an agreement with the Office of Thrift Supervision (“OTS”) to consent to the issuance of a consent cease and desist order by the OTS (“Consent Order”).

The basis for the issuance of the Consent Order was alleged violations of the Bank Secrecy Act (“BSA”) and related regulations.  The Bank agreed to the issuance of the Consent Order, without admitting or denying any wrongdoing or relevant findings, in the interest of resolving the matter and avoiding the costs and disruption associated with possible administrative or judicial proceedings.   Under the Consent Order, the Bank’s Board has agreed, among other things, to take a range of actions with respect to the review and conduct of its BSA compliance activities.  The Bank remains subject to the possibility of additional governmental actions with regard to these matters, including potential monetary penalties.

The Bank is actively engaged in the process of addressing the issues related to the Consent Order, including reviewing and strengthening its BSA compliance process, and has taken a number of actions in this regard which are in addition to those required by the OTS.   The Company expects that it will experience an increase in its operating costs in connection with addressing matters related to the Consent Order but cannot quantify the amount of the increases.

Greg Larson, a director of the Bank and Chairman of the Bank’s Compliance Committee said, “The Bank is committed to taking all necessary steps to meet its regulatory responsibilities.  The Bank’s Board is actively involved in the process of implementing enhanced expertise, compliance systems and other resources to fulfill these responsibilities.”

The Bank has 56 full service offices and two loan origination offices.  All are located in Wisconsin.

For more information contact: Douglas J. Timmerman, President & CEO (608) 252-8782.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Anchor BanCorp.  Forward-looking statements are subject to various factors which could cause Anchor BanCorp’s actual results and experiences to differ materially from these estimates.  These factors include the BSA compliance matter described above, as well as changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements.